Exhibit 5.1

WONGPARTNERSHIP

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TO			FROM

Ref:			Ref: RT/LCS/CTM/20092608

Fax: +65 6532 5711

Direct: +65 6416 8207

Email: raymond.tong@wongpartnership.com

Date: 22 January 2010

The Board of Directors

Avago Technologies Limited

1 Yishun Avenue 7

Singapore 768923

Dear Sirs

AVAGO TECHNOLOGIES LIMITED (THE “COMPANY”) – REGISTRATION STATEMENT IN RESPECT TO THE PUBLIC OFFERING OF CERTAIN SHARES OF THE COMPANY

A.	Introduction

1.	We have acted as Singapore legal advisers to Avago Technologies Limited (the “Company”), a company incorporated under the laws of Singapore, in connection with its filing with the Securities and Exchange Commission (the “SEC”) in the United States of America of a registration statement on Form S-1 (File No. 333-164368) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the public offering (the “Offering”) of (a) 25,000,000 ordinary shares of the Company being offered by certain shareholders of the Company (the “Vendor Shares”) and (b) up to 3,750,000 ordinary shares which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by such shareholders (the “Vendor Option Shares”) pursuant to the Final Underwriting Agreement (as defined below).

B.	Documents

2.	In rendering this opinion, we have examined:

2.1	a copy of the certificate of incorporation of the Company;

2.2	a copy of the memorandum of association and articles of association of the Company, as amended as of 31 July 2009;

2.3	a copy of the minutes and resolutions in writing of the Board of Directors of the Company dated 28 November 2005, 30 November 2005, 24 January 2006, 2 February 2006, 14 April 2006, 7 April 2008, 21 August 2008, 27 July 2009, 4 August 2009 and 14 January 2010 (the “Board Resolutions”);

2.4	a copy of the minutes and resolutions passed by the shareholders of the Company on 5 October 2005, 11 April 2007, 12 May 2008 and 25 March 2009 (the “Company Shareholders’ Resolutions”);

2.5	a copy of the Registration Statement as filed with the SEC;

2.6	the proposed form of the underwriting agreement (as filed with the SEC on 22 January 2010) (the “Draft Underwriting Agreement”) to be entered into among (i) the Company; (ii) certain shareholders of the Company (the “Selling Shareholders”) and (iii) Deutsche Bank Securities Inc., Barclays Capital Inc., Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. (as representatives of the several underwriters named in Schedule 1 to the Draft Underwriting Agreement) (the “Underwriters”); and

2.7	such other documents as we may have considered necessary or desirable in order that we may render this opinion.

3.	Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraphs 2 and 7 of this opinion.

C.	Assumptions

4.	We have assumed (without enquiry):

4.1	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

4.2	that the facts stated in all documents submitted to us are correct;

4.3	any signatures and seals on the documents reviewed by us are genuine;

4.4	that the copies of the Board Resolutions and the Company Shareholders’ Resolutions submitted to us for examination are true, complete and up-to-date copies, have not been amended or rescinded and are in full force and effect and no other action has been taken which may affect the validity of the Board Resolutions or the Company Shareholders’ Resolutions, as the case may be;

4.5	(a) that the information disclosed in the searches made on 22 January 2010 at the Accounting and Corporate Regulatory Authority of Singapore against the Company (the “ACRA Searches”) are true and complete, (b) that such information has since not then been materially altered and (c) that the ACRA Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the ACRA Searches; and

4.6	the Draft Underwriting Agreement submitted to us is not materially different from the final underwriting agreement to be executed in relation to the Offering (the “Final Underwriting Agreement”).

D.	Opinion

5.	Based on the foregoing and subject to the assumptions set out in this opinion and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that:

5.1	the 1,018,483 Vendor Shares and the 46,299 Vendor Option Shares to be issued pursuant to the exercise of options granted under the Share Option Agreement dated 3 February 2006 entered into between the Company and Capstone Equity Investors LLC (the “Share Option Agreement”) and the Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries and the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries, each as approved by the shareholders of the Company on 11 April 2007 (the “Share Option Plans”), when issued and delivered in accordance with the terms of the Final Underwriting Agreement, the Share Option Agreement and the respective Share Option Plans, as the case may be, will be duly authorised by the Company for issuance and subscription and will be validly issued, fully paid and non-assessable; and

5.2	the 23,981,517 Vendor Shares and 3,703,701 Vendor Option Shares, which have been issued as the date of this letter, are duly authorised by the Company for issuance and subscription and are (a) validly issued and non-assessable and (b) fully paid.

6.	For the purposes of this legal opinion, we have assumed that the term “non-assessable” (a term which has no recognised meaning under Singapore law) in relation to the Vendor Shares and Vendor Option Shares to be offered means that holders of such shares, having fully paid up all amounts due on such shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

7.	In rendering our opinion in paragraph 5.2(b) above, we have received and relied upon as to factual matters, (a) a certificate (the “Company Certificate”) dated 22 January 2010 from Ms Patricia McCall, a duly authorised officer of the Company, and (b) the ACRA Searches. Save for the ACRA Searches, we have made no independent investigation into any factual matters set out in the Company Certificate and we have not ourselves checked the accuracy or completeness or otherwise verified the factual matters furnished in the Company Certificate.

8.	This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore.

9.	With respect to matters of fact material to this opinion, we have relied on the statements of the responsible officers of the Company.

10.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

11.	The opinion given herein is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Offering, or otherwise including, but without limitation, any other document signed in connection with the Offering. Further, save for the filing of this opinion with the SEC as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully,

/s/ WP

WongPartnership LLP